Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF FORMATION

OF

BAKER HUGHES, A GE COMPANY, LLC

This Certificate of Amendment of Baker Hughes, a GE company, LLC (the “Company”) is being duly executed and filed by Lee Whitley, as an Authorized Person, pursuant to the provisions of Section 6 Del. C. § 18-202 of the Delaware Limited Liability Company Act.

1. The name of the limited liability company is Baker Hughes, a GE company, LLC.

2. Article FIRST of the Company’s Certificate of Formation is hereby amended to read in its entirety as set forth below:

FIRST: The name of the limited liability company formed hereby is Baker Hughes Holdings LLC.

3. The effective time of this Certificate of Amendment shall be April 15, 2020.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment as of this 13th day of April 2020.

/s/ Lee Whitley
Lee Whitley
Authorized Person